EXHIBIT 10.127

[LOGO OF CALYPTE BIOMEDICAL CORPORATION]

1265 Harbor Bay Parkway

Alameda, California 94502

February 28, 2003

VIA FACSIMILE

Paul Kessler

Bristol Investment Fund, Ltd.

6363 Sunset Boulevard

Fifth Floor

Hollywood, CA 90028

Re: Letter Agreement

Dear Mr. Kessler,

In the spirit of resolving the issue related to the interpretation of the Securities Purchase Agreement dated February 11, 2002 (the “Agreement”), and without prejudice to the Company’s interpretation of the Agreement, the within is to memorialize the understanding and agreement between Bristol Investment Fund, Ltd. (“Bristol”) and Calypte Biomedical Corporation (“Calypte” or the “Company”) whereby Calypte will proceed immediately to process pursuant to the effective S-2 Registration Statement (File No. 333-84660) (the “Registration Statement”) the conversion request of Bristol of certain debentures purchased under the Agreement as of February 18, 2003 without penalty to Calypte for any claimed delays in processing the conversion.

Consistent with the tabular disclosure contained in the Registration Statement, shares of common stock (“Original Shares”) issued upon conversion, subject to the Registration Statement will be based upon a conversion rate of 70% of the average of the lowest three (3) lowest-traded share prices of the common stock during the 20 business days prior to the date that Bristol notifies the Company of its election to convert (the “Conversion Price”). The Company agrees that it will issue additional shares of its common stock upon receipt of a further conversion notice (“Further Conversion Notice”) based upon the difference in the number of shares issuable upon a conversion rate of 60% of the average of the three (3) lowest closing bid prices of the common stock during the 22 business days prior to the date Bristol notifies the Company of its election to convert and the Conversion Price (the “Additional Shares”). The Further Conversion Notice will be issued by Bristol simultaneously with the filing of a post effective amendment to the Registration Statement by the Company with the Securities and Exchange Commission.

The Company further agrees to ensure that Bristol will not sustain any loss with respect to the Additional Shares. Specifically, in the event the closing price of the Company’s common stock at the date of filing the post effective amendment to the Registration Statement is less than the closing price of the Company’s common stock at the date the Company is notified of the election of conversion for the Original Shares, the Company will provide Bristol within three (3) business days, cash consideration for the lesser market value of the shares (the “Diminished Market Value”), or at the option of Bristol, the Company will provide in lieu of the cash consideration additional shares of Calypte common stock representing the Diminished Market Value of the

Additional Shares based upon the closing price of Calypte’s common stock as of the filing date of the post effective amendment to the Registration Statement.

It is understood that due to the age of the Company’s financial statements, the post effective amendment to the Registration Statement can not be filed until immediately following the filing of the Company’s 10-K for the fiscal year ended December 31, 2002. The post effective amendment will include additional disclosure that states that the conversion rate of the debentures are subject to adjustment pursuant to certain price protections set forth in the Agreement.

Please arrange for the agreement to be acknowledged by Bristol and return an executed copy to my attention for countersignature along with a duplicate copy of the executed notice of conversion forwarded to the Company.

AGREED TO AND ACCEPTED BY:

BRISTOL INVESTMENT FUND, LTD.		CALYPTE BIOMEDICAL CORPORATION

By:	/s/ Paul Kessler	By:	/s/ Richard D Brounstein
Title:	Director	Title	EVP & CFO

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